EXHIBIT 99.1

Luvu Brands Reports Fiscal 2018 Results

Fiscal Year 2018 Results Include Net Sales of $16.4 million and Net Income of $147,000

ATLANTA, GA, October 15, 2018 – Luvu Brands, Inc. (OTCQB: LUVU), ), a designer, manufacturer and marketer of a portfolio of consumer lifestyle brands, today reported financial and operating results for its fiscal year and fourth quarter of 2018 (year and quarter ended June 30, 2018.)

Fiscal Year 2018 Highlights:

•	Net sales of $16.4 million, a decrease of 3% from the prior year.
•	Gross profit of $4.8 million, a decrease of $142,000, or 3%, from the prior year.
•	$676,000 in income from operations, compared to income from operations of $736,000 in the prior year.
•	Net income of $147,000 compared to net income of $203,000 in the prior year.
•	Adjusted EBITDA of $893,000, an 8% decrease from $975,000 in the prior year.

Fourth Quarter Fiscal 2018 Highlights:

•	Net sales of $3.9 million, an increase of 6% from $3.7 million in the prior year.
•	Gross profit of $1.2 million, an increase of 10% from $1.07 million in prior year
•	$203,000 in income from operations, compared to a loss from operations of $(1,000) in the prior year.
•	Net income of $68,000 compared to a net loss of $(131,000) in the prior year.

Management Commentary

“During fiscal 2018 we experienced a 9% growth in sales of manufactured products, including a 23% increase in Jaxx branded products to $3.7 million, and a 53% increase in Avana branded products to $2.4 million,” said Luvu Brands President and CEO, Louis Friedman. “Excluding the $2 million of sales of discontinued imported products from Japan that were included in fiscal 2017, the year-over-year increase in total net sales would have been approximately 10%. Our focus in fiscal 2019 continues to be on improving our production efficiencies and gross profit margins and ramping up production in order to keep pace with the continued demand”, added Mr. Friedman.

Results at a Glance

The following summary financial information should be read in conjunction with the audited financial statements and accompanying notes thereto filed by the Company with the Securities and Exchange Commission on October 15, 2018 in its Annual Report on Form 10-K for the year ended June 30, 2018. The Annual Report can be viewed at www.sec.gov.

Condensed Consolidated Statements of Operations
Dollars in thousands, except share and per share data

	Three Months Ended		Twelve Month Ended	
	6/30/2018 (Unaudited)	6/30/2017 (Unaudited)	6/30/2018	6/30/2017
Net Sales	$ 3,902	$ 3,666	$ 16,426	$ 16,931
Cost of goods sold	2,721	2,595	11,631	11,994
Gross profit	1,181	1,071	4,795	4,937
Operating expenses:				
Advertising and promotion	90	89	404	389
Other selling and marketing	263	305	1,113	1,181
General and administrative	583	627	2,409	2,423
Depreciation	42	51	193	208
Total operating expenses	978	1,072	4,119	4,201
Operating income (loss)	203	(1)	676	736
Total interest and other expense	(135)	(130)	(529)	(533)
Income (loss) from operations before income taxes	68	(131)	147	203
Provision for income taxes	-	-	-	-
Net income (loss)	$ 68	$ (131)	$ 147	$ 203
Net income (loss) per share:				
Basic and diluted	$ 0.00	$ (0.00)	$ 0.00	$ 0.00
Shares used in calculation of net income (loss) per share:				
Basic	73,452,596	73,452,596	73,452,596	72,707,391
Diluted	74,533,615	73,452,596	74,478,742	73,134,994

Use of Non-GAAP Measure – Adjusted EBITDA

Luvu Brands management evaluates and makes operating decisions using various financial metrics. In addition to the Company's GAAP results, management also considers the non-GAAP measure of Adjusted EBITDA. While Adjusted EBITDA is not a measure of performance in accordance with GAAP, management believes that this non-GAAP measure provides useful information about the Company's operating results.  The table below provides a reconciliation of this non-GAAP financial measure with the most directly comparable GAAP financial measure.

Adjusted EBITDA is defined as net income (loss) from continuing operations before interest, depreciation and amortization expenses, excluding, when applicable, stock-based compensation expense, and loss on disposal of fixed assets.

Reconciliation of Adjusted EBITDA to Net Income from Continuing Operations

(Table amounts in 000's)

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company's products in the market; the Company's success in obtaining new customers; the Company's success in product development; the Company's ability to execute its business model and strategic plans; the Company's success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"), including the financial statements and related information contained in the Company's Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q.  Examples of forward-looking statements in this release include statements related to new products, anticipated revenue and profitability.  The Company assumes no obligation to update the cautionary information in this release.

About Luvu Brands

Luvu Brands, Inc. designs, manufactures and markets a portfolio of consumer lifestyle brands through the Company’s websites, online mass / drug merchants and specialty retail stores worldwide. Brands include: Liberator®, a brand category of iconic products for enhancing sensuality and intimacy; Avana®, inclined bed therapy products, assistive in relieving medical conditions associated with acid reflux, surgery recovery and chronic pain; and Jaxx®, a diverse range of casual fashion daybeds, sofas and beanbags made from virgin and re-purposed polyurethane foam. Many of our products are offered flat-packed and vacuum compressed to save on shipping and reduce our carbon footprint. The Company is headquartered in Atlanta, Georgia in a 140,000 square foot vertically-integrated manufacturing facility that employs over 160 people. Bringing sewn products manufacturing back to the USA and creating innovative consumer brands are core to the Company's operating principles. The Company's brand sites include: www.liberator.com, www.jaxxliving.com, www.avanacomfort.com plus other global e-commerce sites. For more information about Luvu Brands, please visit www.luvubrands.com.

Company Contact:

Luvu Brands, Inc.

Ronald Scott, Chief Financial Officer

770-246-6426

ron@luvubrands.com